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                                                                  EXHIBIT 23.1


                            CONSENT OF INDEPENDENT AUDITOR


The Board of Directors
Integrated Solutions, Inc.:

We consent to the incorporation by reference in the registration statements (No.'s 33-70790, 33-92572, 333-06301, 333-33197, 333-51117) on Form S-8 of
Ultratech Stepper, Inc. of our report dated May 15, 1998 except for note 20, as to which the date is May 19, 1998 with respect to the consolidated balance sheets of Integrated Solutions, Inc. and Subsidiaries as of March 28, 1998, March 29, 1997 and March 30, 1996 and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended March 28, 1998 which report appears in the Form 8-K/A of Ultratech Stepper, Inc. dated August 25, 1998.

Our report dated May 15, 1998 except for note 20, as to which the date is May 19, 1998, contains an explanatory paragraph that states that the Company has suffered a significant net loss in fiscal year 1998, is currently in default of its debt covenants, and has missed its scheduled interest payments on its subordinated debt. These matters raise substantial doubt about the Company's ability to continue as a going concern.

KPMG Peat Marwick LLP
/s/ KPMG Peat Marwick LLP
Boston, Massachusetts
August 24, 1998


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